UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2014 (August 20, 2014)

SYNIVERSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2014, Jeffrey S. Gordon resigned from his position as President and Chief Executive Officer of Syniverse Holdings, Inc. (the “Company”), and from his position on the Company’s Board of Directors (the “Board”). Mr. Gordon also resigned all other officer, director and employee positions with the Company and its parents and subsidiaries, including Syniverse Corporation (“Parent”), the Company’s ultimate parent company. Stephen C. Gray, a current member of the Board, will serve as Interim President and Chief Executive Officer until a new President and Chief Executive Officer is named. Biographical and other information about Mr. Gray is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 25, 2014 and is hereby incorporated by reference.

For as long as he serves as Interim President and Chief Executive Officer, Mr. Gray will receive a base salary of $60,000 per month and will be eligible for a bonus of up to 100% of his base salary. Mr. Gray will also receive 350,000 stock options. The Company will also provide Mr. Gray with temporary housing in Tampa, FL and reimburse him for weekly travel expenses from his residence in Iowa.

Parent currently expects to enter into severance arrangements with Mr. Gordon. The terms of Mr. Gordon’s employment are set forth in his Amended and Restated Employment Agreement, dated as of June 5, 2014 (the “Employment Agreement”) and attached hereto as Exhibit 10.1. The terms of the severance arrangements may differ from the terms set forth in the Employment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of June 5, 2014 among Syniverse Corporation and Jeffrey Gordon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2014

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel